Exhibit 5.1

November 25, 2019

SunPower Corporation

51 Rio Robles

San Jose, California 95134

Re:	Up to 25,300,000 Shares of Common Stock of SunPower Corporation

Ladies and Gentlemen:

We have acted as counsel for SunPower Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 25,300,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to the Underwriting Agreement, dated as of November 20, 2019 (the “Underwriting Agreement”), by and among the Company and Goldman Sachs & Co. LLC and BofA Securities, Inc., acting as representatives of the several underwriters named therein (collectively, the “Underwriters”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-233857) (the “Registration Statement”), filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day